                                  EXHIBIT 11


                        LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
                              CALCULATION OF NET INCOME PER SHARE
                             FOR THE YEAR ENDED DECEMBER 31, 1995



                                                                   Number of Shares

                                                   -------------------------------------------
--
                                                   Including Common        Excluding Common
                                                   Stock Equivalents       Stock Equivalents
(1)
                                                   -----------------       -------------------
--

Weighted average number of shares
  of common stock outstanding                          116,937,022             116,937,022

Weighted average number of shares sold to ESOTs
  subsequent to January 1, 1994, not allocated
  to participate accounts (2)                           (1,613,168)             (1,613,168)

Weighted average number of shares of treasury
  stock held during the period                          (8,286,544)             (8,286,544)

Common stock equivalents:
  Application of the "treasury stock" method
  to stock option and purchase plans                       157,622                    ----
                                                       -----------             -----------



Weighted average number of shares of common
  stock and common stock equivalents                   107,194,931             107,037,309
                                                       ===========             ===========


Rounded to                                             107,190,000             107,040,000
                                                       ===========             ===========


Net income (loss)                                     $(51,700,000)           $(51,700,000)
                                                       ===========             ===========
Net income (loss) per share                                  $(.48)                  $(.48)
                                                       ===========             ===========



(1) Accounting Principles Board Opinion No. 15, "Earnings Per Share," allows companies to disregard dilution of less than 3 percent in the computation of earnings per share. Therefore, shares used in computing earnings per share for financial reporting purposes is 107,040,000 shares.

(2) American Institute of Certified Public Accountants Statement of Position No. 93-6, "Employers' Accounting for Employee Stock Ownership Plans" requires that shares held by registrant's ESOTs which were acquired by the ESOTs on or after January 1, 1994, which are not allocated to participant's accounts, are not considered outstanding for purposes of computing earnings per share. Shares held by the ESOTs which were acquired by the ESOTs prior to January 1, 1994, continue to be considered outstanding (whether or not allocated to participant's accounts) for purposes of computing earnings per share.